Calculation of Filing Fee Tables
S-8
Third Coast Bancshares, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $1.00 per share	Other	375,000	$ 39.005	$ 14,626,875.00	0.0001381	$ 2,019.98
Total Offering Amounts:						$ 14,626,875.00		$ 2,019.98
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,019.98
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional indeterminable number of shares of common stock, par value $1.00 per share ("Common Stock"), that may become issuable under the Amended and Restated Third Coast Bancshares, Inc. 2019 Omnibus Incentive Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or any other similar transaction. (2) Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on a price of $39.005 per share, which is the average of the high and low sales prices of shares of Common Stock on The New York Stock Exchange on June 17, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources